Exhibit 10.7

Sanford Burnham Prebys Medical Discovery Institute – CONFIDENTIAL

COMMERCIAL SPONSORED RESEARCH AGREEMENT

THIS AGREEMENT is entered into this 21sr day of June, 2016 (the “Effective Date”) by Sanford Burnham Prebys Medical Discovery Institute, a California not-for-profit public benefit corporation with an address at 10901 N. Torrey Pines Road, La Jolla, California 92037 (“Institute”) and Clementia Pharmaceuticals, Inc., a privately held biopharmaceutical company with an address at 4150 Sainte-Catherine St West, Suite 550, Montreal, Quebec, H3Z 2Y5, Canada (hereinafter refe1Ted to as “Sponsor”).

WHEREAS, the research program contemplated by this Agreement is of mutual interest and benefit to the Institute and Sponsor and may further the research mission of the Institute in a manner consistent with its status as a non-profit, tax-exempt, research institution; and

WHEREAS, the research program contemplated by this Agreement is to be funded by Sponsor, and carried out by Yu Yamaguchi, M.D., Ph.D., an employee of Institute, as the Principal Investigator; and

WHEREAS, Sponsor desires to provide funding to support said research program according to the terms and conditions of this Agreement; and

WHEREAS, the Institute desires to accept such funding according to the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Scope of Work/ Performance Period

(a) Subject to the terms and conditions of this Agreement, the Institute agrees to use reasonable efforts to cause the Principal Investigator to conduct the research program entitled “Efficacy Testing of Palovarotene on a Mouse Model of MHE” (“Research Program”) in accordance with Appendix A attached hereto and incorporated herein by reference. The parties acknowledge that the Research Program will be conducted during the period commencing on the Effective Date above and end within twelve (12) to eighteen (18) months therefrom (“Performance Period”), and may be extended thereafter by mutual written agreement of the parties.

(b) The Research Program shall be conducted at the Institute by the Principal Investigator and by such additional research staff working under the Principal Investigator’s supervision as the Principal Investigator shall reasonably determine in consultation with the Institute. The Research Program will be performed in strict accordance with applicable regulations and policies, including without limitation, laws governing the care and use of laboratory animals for research, including the Institute of Laboratory Animal Resources Guide for the Care and Use of Laboratory Animals, the Laboratory Animal Welfare Regulations (Code of Federal Regulations Title 9); the Public Health Service Policy on Humane Care and Use of Laboratory Animals and/or any similar law; the requirements of the responsible institutional animal care and use committee or similar, authorized committee, and other applicable federal state, and local laws, regulations, and policies.

Sanford Burnham Prebys Medical Discovery Institute – CONFIDENTIAL

(c) The Research Program may include a training component where postdoctoral trainees would perform some aspects of the Research Program. A training component would provide postdoctoral trainees in-depth opportunities to learn about the Research Program’s underlying science and technology, and the design and interpretation of research results. The Principal Investigator would provide mentoring, but remain ultimately responsible for, all aspects of the postdoctoral trainees’ work under the Research Program, which could involve, among other things, providing training in research design and methods, data interpretation, verbal and written communication and career advice.

(d) Any material alteration in or significant amendment to the Research Program must be approved in writing by both the Institute and Sponsor prior to such alteration or amendment becoming effective.

2. Principal Investigator

In the event that Principal Investigator becomes unable to complete the Research Program for any reason, the Institute will, to the extent possible, propose a substitute principal investigator with qualifications reasonably similar to Dr. Yamaguchi for Sponsor’s approval. In the event Sponsor and the Institute agree upon a substitute Principal Investigator, this Agreement shall continue in full force and effect.

3.

(a) Sponsor agrees, subject to the terms and conditions of this Agreement, to provide to the Institute funds in an amount equal to the costs of conducting the Research Program, which costs shall be allocated in accordance with the Research Program budget but which costs shall not exceed [******] during the term of the Agreement. Sponsor shall make such payments to the Institute in accordance with the following schedule:

(i) upon execution of this Agreement: [******];

(ii) upon completion of Aim 1 of the Research Program to Sponsor’s reasonable satisfaction: [******];

(iii) upon completion of Aim 2 of the Research Program to Sponsor’s reasonable satisfaction: [******]; and

(iv) upon submission of the Final Report in a form reasonably acceptable to Sponsor: [******];

(b) It is anticipated that the parties may desire to extend the Research Program beyond the Performance Period. If both pai1ies desire to extend the Research Program, they shall make good faith efforts to conclude negotiations of scope and budget three (3) months prior to the scheduled termination of this Agreement.

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(c) Any additional payments must be approved in advance by Sponsor in writing.

(d) Any equipment purchased by Institute as part of the Research Program with Institute’s own funds for use at the Institute shall be owned by the Institute, shall be physically located at the Institute and shall remain the property of the Institute following completion of the Research Program. Any equipment or materials purchased by Sponsor for use by Institute as part of the Research Program will be owned by Sponsor and will be used by Institute solely for purposes of the Research Program and will be returned to Sponsor at the end of the Research Program.

(e) Payment of all sums due hereunder shall be made by check payable as follows:

Sanford Burnham Prebys Medical Discovery Institute

Attn: Vice President, Finance & Controller

Finance Department

10901 N. Torrey Pines Road

La Jolla, CA 92037

Re: (YAMAGUCHI, Clementia Pharmaceuticals, CSRA 16-10)

(f) Nothing contained herein shall be construed as requiring the Institute or the Principal Investigator or any Institute research staff to work on any project or process which is prohibited by law or by any international treaty to which the United States of America is a party, or which may be harmful or detrimental to public health, safety or good laboratory practices or which may be considered to be immoral.

(g) Third Party Licenses. Sponsor will be responsible for negotiating and entering into any third party license(s) that Sponsor determines may be necessary for carrying out the Research Program under this Agreement. Sponsor will be solely responsible for obtaining any licenses and/or other agreements necessary to pursue the Research Program under this Agreement and any costs for such licenses are not already included in the funding and payment set forth in this Section 3.

4. Publications

Sponsor acknowledges that the Institute is a nonprofit research center and that the Principal Investigator shall be free to publish the results of his research without restraint. The Institute agrees to direct the Principal Investigator, and by acknowledging this Agreement the Principal Investigator accepts his obligation, to (i) report in writing to Sponsor any manuscript or draft presentation regarding the Research Program at least thirty (30) days prior to publication; and (ii) notify Sponsor of any conference at which the results of the Research Program will be presented. Sponsor agrees to hold all such submissions and information in confidence. Sponsor agrees to promptly notify the Institute and the Principal Investigator if any action is necessary to delete Sponsor Confidential Information (as hereinafter defined). If Sponsor believes it prudent to secure patent protection for a patentable invention(s) disclosed in any such material, then, upon Sponsor’s written request, Institute agrees to delay the publication for up to an additional sixty (60) days to permit Sponsor to pursue such patent protection. If requested by Sponsor, the

Sanford Burnham Prebys Medical Discovery Institute – CONFIDENTIAL

Institute agrees to include in any publication of the results of the Research Program acknowledgment of Sponsor’s financial support of the Research Program. Sponsor also agrees that Principal Investigator may disclose such financial support if required by a publisher as a condition of publication. If, after the initial thirty (30) days from the date that P1incipa1 Investigator provides Sponsor with the proposed publication Sponsor does not respond, then Principal Investigator shall be free to proceed with the publication or presentation of the results without further delay.

5. Sponsor Confidential Information

(a) The parties acknowledge that Sponsor may disclose to the Institute certain confidential and proprietary info1mation of Sponsor. Such information may take the form of, among other things: data concerning scientific discoveries made by Sponsor; Sponsor’s marketing plans; Sponsor’s strategy for or status of regulatory approval; or Sponsor’s forecasts of sales and sales data (hereafter referred to collectively as “Sponsor Confidential Information”).

(b) Sponsor acknowledges and agrees that none of the information described in subparagraph (a) above will be considered Sponsor Confidential Information for purposes of this Agreement, unless said information is disclosed to the Institute by Sponsor in writing and is clearly marked as confidential at the time of disclosure; is verbally disclosed to the Institute by Sponsor, and followed within thirty (30) days of such verbal disclosure by a writing from Sponsor confirming such disclosure and indicating that such disclosure is confidential; or is information of a character that Institute would reasonable know is confidential, due to the nature of the information and the circumstances of its disclosure.

(c) Sponsor further acknowledges and agrees that solely for purposes of Institute’s publication rights under Section 4., Sponsor Confidential Info1mation shall not include data generated solely by the Institute, or the Principal Investigator or his associates, co-workers or staff in connection with the Research Program. For the sake of clarification, the inclusion of Institute Confidential Information or other pre-existing data of Institute’s in results or for generation of the Results does not change the nature of such information to be that of Sponsor’s. In such an event, the parties will cooperate in good faith, including the execution of additional agreements or other documents, to ensure that Sponsor has the right to use results notwithstanding the inclusion of Institute confidential information. If Sponsor desires to use the data and results that are Institute Confidential Information in any publication of Sponsor’s own, Sponsor agrees to first coordinate with Dr. Yamaguchi in order to preserve Dr. Yamaguchi’s ability to publish the data in peer-reviewed publications.

(d) Subject to the terms and conditions of this Agreement, the Institute hereby agrees that during the term of this Agreement and for a period of five (5) years thereafter, the Principal Investigator and Institute shall (i) use its best efforts to cause employees, associates, co-workers and staff not to publicly divulge, disseminate, publish or otherwise disclose any Sponsor Confidential Information without Sponsor’s prior written consent and to ensure that such employees, associates, co-workers and staff are bound by obligations of confidentiality at least as stringent as this Agreement; (ii) limit access to Sponsor Confidential Information to those associates, co-workers and staff who have a need to know such Sponsor Confidential Information in connection with the Research Program, and (iii) return to Sponsor any

Sanford Burnham Prebys Medical Discovery Institute – CONFIDENTIAL

documents, drawings, sketches, designs, products or samples containing Sponsor Confidential Information, together with any copies thereof, promptly upon Sponsor’s request therefor.

(e) Sponsor and the Institute acknowledge and agree that the obligations set out in this Paragraph 5 shall not apply to any portion of the Sponsor Confidential Information which the Institute can demonstrate by competent evidence:

(i) was at the time of disclosure to the Institute, or thereafter became (prior to its publication, divulgence or use) through no fault of the Institute, a part of the public domain by publication or otherwise; or

(ii) the Institute can demonstrate by written evidence was already properly and lawfully in its possession at the time it was received from Sponsor; or

(iii) was lawfully received by the Institute from a third party who was under no obligation of confidentiality with respect thereto; or

(iv) is required by law or judicial process (including patent applications) to be disclosed provided that Institute gives notice to Sponsor of such requirement reasonably in advance of disclosure and cooperates with Sponsor’s lawful efforts to reduce or avoid disclosure; or

(v) is independently developed by the Institute without reference to Sponsor Confidential Information as demonstrated by contemporaneous written records.

(f) Sponsor agrees that it shall not disclose to the Institute any information which is Sponsor Confidential Information except to the extent Sponsor reasonably believes to be necessary to fulfill its obligations under this Agreement.

(g) Sponsor agrees to treat information disclosed to it by the Institute in the same manner as the Institute agrees to treat Sponsor’s Confidential Information hereunder.

6. Intellectual Property

(a) Inventorship shall be determined according to United States patent law. Inventions made during the performance of the Research Program that constitute a reduction to practice of Sponsor’s prior conception or that rely on, or incorporate Sponsor’s Confidential Information as defined in Section 5 will be referred to as “Sponsor IP.” Inventions other than Sponsor IP made solely by inventors or authors who are Institute employees, will be referred to as “Institute IP.” Inventions other than Sponsor IP made during the performance of the Research Program jointly by inventors who are Institute employees and Sponsor’s employees will be referred to as “Joint IP.”

(b) Institute will promptly provide Sponsor with a copy of any invention disclosure submitted to it by the Principal Investigator or any Institute employee.

(c) Sponsor hereby grants to Institute an irrevocable, royalty-free, worldwide exclusive license to use Sponsor IP, including Sponsor’s share of any Joint IP, for its own

Sanford Burnham Prebys Medical Discovery Institute – CONFIDENTIAL

non-commercial, internal research and educational purposes only. Institute will provide all documents and other support reasonably requested by Sponsor, at Sponsor’s sole expense, to enable Sponsor to effectuate its rights in Sponsor IP or Joint IP as set forth herein. Sponsor may request that Institute file a patent application covering Institute IP or Joint IP, provided Sponsor agrees to reimburse Institute for all patent costs. Sponsor has the right to review all filings and office actions related to these patent applications for so long as Sponsor is reimbursing Institute for all such patent costs.

(d) Institute acknowledges and agrees that Sponsor IP, as defined in 6.(a), will be Controlled by Sponsor. The term “Control” as used herein, means that Sponsor will be solely responsible for all decisions regarding patent or other protection, licensing and commercialization and Institute will not, without Sponsor’s prior written consent, assign, license, transfer or otherwise encumber Sponsor IP, subject to Institute’s right to use Sponsor IP as set forth in 6.(c).

(e) Institute hereby grants to Sponsor an exclusive option to an exclusive license to any Sponsor IP, Institute IP or Institute’s right in Joint IP. Sponsor must exercise the option in writing to Institute within three (3) months after the Institute discloses the invention to Sponsor. The license for Institute IP and Institute’s rights in Joint IP shall require Sponsor to (1) use commercially reasonable efforts to commercialize products utilizing the licensed technology; and (2) pay a reasonable royalty to Institute. The license will contain other commercially standard terms and conditions. If, after good faith negotiations, a license has not been negotiated, or if the Sponsor decides to forgo the option, Institute shall be free to offer commercial license rights to any third party or to dispose of institute IP or Institute’s rights in Joint IP as it deems appropriate.

7. Indemnification

(a) Sponsor shall indemnify, defend and hold harmless the Institute, its board members, officers, agents and employees, including the Principal Investigator (the “Institute Indemnitees”) from and against any and all liability, loss, damage, claims, costs, actions, and suits, including costs, expenses, and attorneys’ fees, arising out of, resulting from, or directly or indirectly relating to, any claims, suits, actions, demands or judgments arising out of Sponsor’s performance under this Agreement, to the extent such liability, loss, damage or expense is not attributable to the negligent act or omission or reckless conduct or willful misconduct of Sponsor Indemnitees.

(b) The Institute shall indemnify, defend and hold ham1less Sponsor, its board members, officers, agents and employees (the “Sponsor Indemnitees”) from and against any and all liability, loss, damage, claims, costs, actions and suits, including costs, expenses, and attorneys’ fees, arising out of, resulting from, or directly or indirectly relating to, any claims, suits, actions, demands or judgments arising out of the Institute’s performance, respectively, under this Agreement, to the extent such liability, loss, damage or expense is not attributable to the negligent act or omission or reckless conduct or willful misconduct of the Sponsor Indemnitees.

Sanford Burnham Prebys Medical Discovery Institute – CONFIDENTIAL

8. Termination

This Agreement may be terminated upon the occurrence of any of the following events:

(a) The Institute terminates this Agreement immediately upon the bankruptcy, insolvency, liquidation, dissolution or cessation of operations of Sponsor; or the filing of any voluntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Sponsor; or any assignment by Sponsor for the benefit of creditors; or the filing of any involuntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Sponsor which is not dismissed within ninety (90) days of the date on which it is filed or commenced.

(b) The Institute may terminate this Agreement upon fifteen (15) business days prior written notice in the event Sponsor fails to make any payment required of Sponsor hereunder in a timely manner; provided such breach is not cured within said fifteen (15) business day notice period.

(c) Except as otherwise provided above in subparagraph (b), the Institute may terminate this Agreement upon sixty (60) days prior written notice in the event of any material breach by Sponsor of any material term or condition hereof; provided such breach is not cured within said sixty (60) day notice period.

(d) Sponsor may terminate this Agreement upon sixty (60) days prior written notice with or without cause (“cause”, as used herein, means the material breach by the Institute of any material term of this Agreement); provided such breach is not cured within said sixty (60) day period and Sponsor pays the Institute all costs incurred or non-cancellable commitments made by Institute prior to the effective date of termination. For purposes of clarity, non-cancellable commitments is limited to equipment, supplies, materials or vendor services necessary for conducting the Research Program, and excludes personnel costs, such commitments to post-doctoral fellows and other learners participating in the training component of the Research Program.

9. Effect of Termination

(a) Except as otherwise provided herein, termination of this Agreement shall not be construed to release either party from any obligation hereunder which has matured prior to the date of said termination. In the event Sponsor terminates this Agreement without cause or in the event the Institute terminates this Agreement in accordance with any of subparagraphs (a), (b), or (c) of Paragraph 8 above, the Institute shall be under no further obligation to grant to Sponsor any further options or licenses hereunder that have not arisen or been exercised as of the date of termination. In the event of termination pursuant to subparagraph 8(a), any outstanding licenses or options granted to Sponsor prior to the date of such termination shall concurrently terminate.

(b) Upon early termination by Sponsor or the Institute, under Paragraph 8, the Institute will proceed in orderly fashion to terminate any outstanding commitments and to phase down the Research Program. All reasonable costs to the Institute associated with early termination will be considered reimbursable costs, including costs incurred prior to the notice of termination but which have not yet been reimbursed, and commitments existing at the time the

Sanford Burnham Prebys Medical Discovery Institute – CONFIDENTIAL

notice of termination is received. Any funds pre-paid, unexpended and uncommitted funds as described in 8(d), above, will returned to Sponsor within forty-five (45) days following termination for any reason.

10. Communications and Final Report.

(a) The Principal Investigator agrees that Sponsor shall be advised of the progress of the Research Program by verbal reports as reasonably requested by Sponsor and by written reports reviewing such progress prepared under the supervision of the Principal Investigator and submitted to Sponsor following the written request of Sponsor, but no more frequently than semi-annually during the Performance Period.

(b) Upon expiration of this Agreement, the Principal Investigator shall submit to Sponsor a final rep01t describing the progress made and the results obtained in the Research Program (“Final Report”). The Final Report will be submitted to Sponsor within sixty (60) days after the effective date of such expiration.

(c) All work under the Agreement shall be deemed completed upon submission of the Final Report by Institute to Sponsor under this Paragraph 10.

(d) All communications, reports and notices shall be delivered by hand, by confirmed email transmission or sent by first class mail postage prepaid and addressed as follows (or at such other address as the party may have previously specified by like notice):

If to Sponsor:

Clementia Pharmaceuticals, Inc.

Attn: Michael Harvey, Ph.D.

4150 Sainte-Catherine St West, Suite 550

Montreal, Quebec, H3Z 2Y5, Canada

Facsimile: 888-966-0135

Email: mharvey@clementiapharma.com

If to Institute:

Sanford Burnham Prebys Medical Discove1y Institute

Office of Technology Management and Commercialization

10901 North Torrey Pines Road

La Jolla, CA 92037

Email: legal@sbpdiscovery.org

(e) Subject to Paragraph 4 (Publications), all reports submitted to Sponsor under this Paragraph 10, whether verbal or in writing, shall be held in confidence by the parties, in accordance with subparagraph 5(h) of this Agreement, except for that information which falls under the definition of subparagraph 5(c) of this Agreement.

Sanford Burnham Prebys Medical Discovery Institute – CONFIDENTIAL

11. Use of Names

Except as otherwise required by law, each party agrees not to use or cite in any manner the name of the other, its employees, anything related to the Research Program or the Principal Investigator in any commercial or non-commercial advertising, article, press release or in any other forms of writing or publication medium without the prior written permission of the party or individual whose name or other information is to be used.

12. Assignment

(a) Except as otherwise provided herein, neither party may assign their rights hereunder to any third party without the prior written consent of the other party. Any assignment in violation of this clause shall be null and void.

(b) In the event Sponsor merges with another entity, is acquired by another entity, or sells all or substantially all of its assets relating to the subject matter of this Agreement to another entity, Sponsor may assign its rights and obligations hereunder to, in the event of a merger or acquisition, the surviving entity, and in the event of a sale, the acquiring entity, without the Institute’s consent so long as: (i) Sponsor is not then in breach of this Agreement; (ii) the proposed assignee has available resources and sufficient scientific, business and other expertise to satisfy Sponsor’s obligations hereunder; and (iii) Sponsor provides written notice of the assignment to the Institute, at least thirty (30) days prior to the effective date of the proposed assignment.

13. General Provisions

(a) All rights and remedies hereunder will be cumulative and not alternative, and this Agreement shall be construed and governed by the Jaws of the State of California.

(b) This Agreement may be amended only by written agreement signed by both parties.

(c) Sponsor and the Institute agree to conduct the Research Program in accordance with all applicable Federal, State and local laws and regulations, as well as applicable regulations of the Institute.

(d) It is expressly agreed by the parties hereto that the Institute and Sponsor are independent contractors and nothing in this Agreement is intended to create an employer relationship, joint venture, or partnership between the parties. Neither party has the authority to bind the other.

(e) This Agreement and its appendices and/or attachments constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all proposal, negotiations and other communications between the parties, whether written or oral, with respect to the subject matter hereof.

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(f) If any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired thereby.

(g) MATERIALS, RESEARCH, DATA AND RESULTS PROVIDED BY INSTITUTE UNDER THIS AGREEMENT ARE PROVIDED “AS IS”. THE INSTITUTE MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION OR DATA’ LICENSED OR OTHERWISE PROVIDED TO SPONSOR HEREUNDER AND HEREBY DISCLAIMS THE SAME. THE INSTITUTE SHALL NOT BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL OR OTHER DAMAGES SUFFERED BY ANY LICENSEE OR OTHERS RESULTING FROM USE OF THE RESEARCH OR ANY SUCH INVENTION OR PRODUCT, EXCEPT TO THE EXTENT RESULTING FROM INSTITUTE’S NEGLIGENCE OR WILLFUL MISCONDUCT. TN NO EVENT SHALL INSTITUTE’S TOTAL LIABILITY UNDER THIS AGREEMENT EXCEED THE AMOUNT PAID BY SPONSOR FOR THE RESEARCH PROGRAM.

(h) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

Sanford Burnham Prebys Medical Discovery Institute – CONFIDENTIAL

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SANFORD BURNHAM PREBYS MEDICAL DISCOVERY INSTITUTE	CLEMENTIA PHARMACEUTICALS, INC.

By:	/s/ Kristiina Vuori	By:	/s/ Clarissa Desjardins
Name:	Kristiina Vuori, M.D., Ph.D.	Name:	Clarissa Desjardins, Ph.D.
Title:	President	Title:	President & CEO
Date:	6/22/2016	Date:	June 23, 2016

PRINCIPAL INVESTIGATOR’s ACKNOWLEDGMENT:

I have read, understand, and agree to abide by the provisions of this Agreement.

By:	/s/ Yu Yamaguchi
Name:	Yu Yamaguchi, M.D., Ph.D.

Date:	6/22/2016

APPENDIX A
RESEARCH PROGRAM

Background

Sponsor is interested in pursuing ng a preclinical study on multiple hereditary exostoses (MHE), a rare genetic bone disease characterized by the fom1ation of multiple benign bone rumors (osteochondroma) and bone deformity. Sponsor is developing palovarotene as a potential therapy for Fibrodysplasia Ossificans Progrcssiva (FOP) and has been interested in testing the potential therapeutic effect of palovarotene in another rare bone disease, MHE. Dr. Yamaguchi has expertise and an appropriate mouse model for MHE testing.

Objective

Principal Investigator will use his expertise and MHE mouse model to test Sponsor’s drug, palovarotene, to generate preliminary data on the potential therapeutic effect of palovarotene in MHE.

Aims

1)	Breeding of test animals: The first phase of the project is breeding to produce sufficient numbers of test animals (Fsp 1-Cre:Extlflox/flox). Two groups of mutant mice will be administered with two different doses of Palovarotene, one group of mutant mice will be administered with vehicle only, and one group of phenotypically normal littermates will

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be untreated. The number of mice per group will be 10, which is sufficient to have enough statistical power. To produce these numbers of test animals, multiple rounds of breeding are necessary, which encompasses more than 2,000 cage-days and 50 weeks. Genotyping of animals will be performed by PCR.

2)	Administration of Palvarotene for experimentation. Once a sufficient number of test animals have been produced in Aim 1, above, drug administration experiments will be performed on these mice. Palovarotene will be administered by oral gavage daily for 6 weeks, starting P 15.

3)	Evaluation of osteochnodroma formation. At the end of drug treatment in Aim 2, above, all of the mice will be sacrificed to prepare alcian blue/alizarin red-stained whole-mount skeletal preparations. In these skeletal preparations, the formation of osteochondromas will be assessed in long bones in limbs, rib bones, and vertebrae.

Training Component

The studies described above will include a training component wherein postdoctoral trainees will perform some of the experiments. This will provide postdoctoral trainees in-depth opportunities to learn about the underlying science and technology, and the design and interpretation of research results. The Principal Investigator will provide mentoring for all aspects of the postdoctoral trainees’ work under the Research Program, which could involve, among other things, providing training in research design and methods, data interpretation, verbal and written communication and career advice.

Estimated Project Duration: within 12 to 18 months

Total Estimated Budget: [*****] USD

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